Exhibit 99.1

NEWS RELEASE

CONTACTS
Media	Investor Relations
Mike Martin – 585-218-3669 Angie Blackwell – 585-218-3842	Patty Yahn-Urlaub – 585-218-3838 Bob Czudak – 585-218-3668

Constellation Brands Completes Sale of Almaden and
Inglenook to The Wine Group

FAIRPORT, N.Y., Feb. 28, 2008– Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today completed the previously announced sale of the Almaden and Inglenook wine brands, and the Paul Masson winery located in Madera, Calif., to The Wine Group LLC for $134 million in cash.  Proceeds from the transaction will be used to reduce Constellation’s borrowings.
About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries, operates nearly 60 facilities worldwide.  It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Corona, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist.  To learn more about the company and its products visit Constellation’s Web site at www.cbrands.com.

#     #     #